Exhibit 10.1

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[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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CAF®09b Supply, Patent, Know How & Trademark Licence Agreement

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DATED 30 NOVEMBER 2020

between

(1)    Statens Serum Institut

- and -

(2)    Evaxion Biotech A/S

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TABLE OF CONTENTS

1. DEFINITIONS	4
2. GRANT OF LICENCE	12
3. SUBLICENSING & SUB-CONTRACTING	13
4. PROVISION OF KNOW HOW	15
5. TECHNOLOGY TRANSFER	15
6. PROVISION OF LICENSED ADJUVANT	16
7. PAYMENTS	17
8. PAYMENT TERMS	21
9. RECORDS AND INSPECTIONS	22
10. REGULATORY	24
11. NO IMPLIED LICENCES	25
12. MANAGEMENT OF PATENT RIGHTS	25
13. INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS	25
14. CONFIDENTIALITY	26
15. WARRANTIES & REPRESENTATIONS	28
16. LIMITATION OF LIABILITY	30
17. TERM AND TERMINATION	31
18. CONSEQUENCES OF EXPIRY OR TERMINATION	32
19. GENERAL	34
SCHEDULE 1: LICENSED PATENTS	40
SCHEDULE 2: LICENSED ADJUVANT & LICENSED KNOW HOW	41
SCHEDULE 3: PROGRESS REPORT	42
SCHEDULE 4: SUMMARY TEMPLATE	42
SCHEDULE 5: EXTENDED LICENSE TRIPARTITE CDA	43
SCHEDULE 6: CLINICAL TRIAL SUPPLY AGREEMENT	44

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THIS “CAF®09b SUPPLY, PATENT, KNOW HOW & TRADEMARK LICENSE AGREEMENT” (this “Agreement”) is made on the 30th of November, 2020 (the “Effective Date”)

BETWEEN:

(1)	Statens Serum Institut, CVR No. DK 4683 7428, a public institute under the Danish Ministry for Health, whose registered office is at Artillerivej 5, DK-2300 Copenhagen S, Denmark (“SSI”); and

(2)	Evaxion Biotech A/S, CVR No. DK 3176 2863, a company incorporated under the laws of Denmark with its registered office at Bredgade 34E, DK-1260 Copenhagen K, Denmark (“Evaxion”).

Each of SSI and Evaxion is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

(A)	SSI, being an independent institute under the auspices of the Ministry of Health concerned with strengthening human health through disease control and research, has developed a number of proprietary liposomal adjuvant formulations, including the Licensed Adjuvant, as defined below;

(B)	Evaxion is a privately owned biotechnology company that has developed a proprietary technology platform, PIONEER, for the identification of antigens and neo-epitopes for vaccines using artificial intelligence, including the identification of DNA sequences encoding mutant tumor neo-antigens, which sequences may be selected on a patient-by-patient basis (personalized medicine);

(C)	SSI and Evaxion are, together with Third Parties, as defined below, collaborating on developing an anti-cancer vaccination strategy comprising design of a Vaccine, as defined below, by application of Evaxion’s proprietary PIONEER platform, which strategy has been developed with the support of Innovations Fund Denmark under the NeoPepVac project, File# 7051-00010A, (the “Project”);

(D)	Based on the Parties’ background and Project developed foreground technology, SSI is now desirous to accommodate Evaxion’s request for a license enabling further development and commercialization by Evaxion and/or Third Parties to be contracted by Evaxion, of one or more anti-cancer Vaccines;

(E)	SSI is currently having Licensed Adjuvant manufactured for development purposes by the Interim Supplier, as defined below, which SSI intends to cause to carry out, acting for and on behalf of and with SSI, a technology transfer of the Licensed Adjuvant manufacturing processes to a Commercial Supplier, as defined below;

(F)	SSI is desirous to contract the Commercial Supplier to scale up and transform the Interim Supplier’s current small scale Licensed Adjuvant manufacturing processes into a commercial scale manufacturing process enabling manufacturing of Licensed Adjuvant in commercial quantities on basis of Know How Controlled by SSI, enabling a single source Licensed Adjuvant supply for commercial use directly to Third Parties whereby SSI will be removed from the Licensed Adjuvant supply chain (the “Preferred Model”), although remain being Know How, as defined below, licensor vis-à-vis the Commercial Supplier and Application Know How, as defined below, licensor vis-à-vis Evaxion;

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(G)	The Parties acknowledge that SSI’s contracting of a Commercial Supplier, including the associated Licensed Adjuvant manufacturing technology transfer from SSI to the Commercial Supplier, may be time consuming, implying that the Parties have agreed for SSI to supply to Evaxion a certain stock of Licensed Adjuvant manufactured or to be manufactured by the Interim Supplier for Evaxion Vaccine development use; and,

(H)	Were SSI to fail implementing the Preferred Model, i.e. to fail closing an agreement with a Commercial Supplier as per Recital F above, and only in case of such failure, SSI shall, to protect Evaxion’s and its Sub-licensees’ interest in receiving the required amounts of Licensed Adjuvant also beyond the development phase, irrespectively of such failure, grant a license, including Licensed Adjuvant technology transfer assistance, to Evaxion and its Sub-licensees, (the “Default Model”), enabling Evaxion to appoint a Licensed Adjuvant manufacturing CMO in lieu of the Commercial Supplier never appointed by SSI, which replacement CMO may then cover Evaxion’s and its Sub-licensees Licensed Adjuvant needs by carrying out manufacturing activities on basis of Know How vested in and Controlled by SSI and in turn licensed to Evaxion on a non-exclusive basis.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement the following words and expressions have the following meanings:

1.1	“Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity, for so long as such Control exists;

1.2	“Application Know How” means non-patented information vested in or Controlled by SSI on the application of Licensed Adjuvant and medicinal products to be administrated together or in combination with Licensed Adjuvant, as such Application Know How has been set out in Schedule 2, Part B, hereto or as amended by SSI during the Term hereof;

1.3	"Business Day" means any day other than a Saturday or Sunday on which banking institutions in the Kingdom of Denmark are open for business;

1.4	“Calendar Year” means a period of four consecutive Quarters ending on 31 December;

1.5	“Combination Product” shall mean a Vaccine sold or co-formulated with one or more other active pharmaceutical ingredients for prophylactic and/or therapeutic use in the Licensed Field, which other active pharmaceutical ingredients do not comprise a Vaccine;

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1.6	“Commercial Supplier” means a single SSI contracted Third Party Licensed Adjuvant manufacturer taking over the manufacturing of Licensed Adjuvant from the Interim Supplier;

1.7	“Control” means:

(i)	in respect of Affiliates: (a) in the case of companies and corporations “Control” and “Controlled” means beneficial ownership of more than fifty percent of the voting stock, shares, interest, or equity in an entity; or (b) in the case of any other legal entity, “Control” and “Controlled” shall exist through the ability to directly or indirectly control the management and/or business of the legal entity; and

(ii)	in respect of intellectual property and Know How whether owned by or licensed to an entity, the possession of the legal right and ability to grant the respective licences or sub-licences as provided herein without violating the terms of any agreement or other arrangement with any Third Party. For clarity, no Party (or Affiliate of a Party, as applicable) shall be deemed to Control any Know How or intellectual property by virtue of the license grants to that Party from or by the other Party as set forth in this Agreement;

1.8	“Confidential Information” has the meaning set forth in Clause 14.1;

1.9	“Default Model” means extension of the License as per Clause 2.2 below, whereby Evaxion – in addition to the License - is being granted the right to manufacture or, via a sub-contractor, have manufactured Licensed Adjuvant;

1.10	“Disclosing Party” has the meaning set forth in Clause 14.1;

1.11	“Exclusive” means, with respect to exploitation of the License in the Territory, that only Evaxion, its Affiliates and its Sub-licensees, to the exclusion of SSI and its Affiliates, have the right to exploit and commercialize Vaccines for prophylactic and/or therapeutic use in the Licensed Field;

1.12	“Extended License” means the License, as defined below, when extended to include the right for Evaxion or its sub-contractor to manufacture or have manufactured Licensed Adjuvant as per Clause 2.2, were the Default Model to be implemented;

1.13	“First Commercial Sale” means the first sale, transfer or disposition for value of a Vaccine in the EU or the USA of a Vaccine having received Product Approval in and for such jurisdiction, provided, that, the following shall not constitute a First Commercial Sale:

a)	any sale by Evaxion to an Evaxion Affiliate;

b)	any use of a Vaccine in clinical trials, pre-clinical studies or other research or development activities, or;

c)	the disposal or transfer of Vaccine for a bona fide charitable purpose, including compassionate use and/or “named patient sales”;

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1.14	“Interim Supplier” means a limited number of specialized work-for-hire SSI engaged sub-contractors currently manufacturing Licensed Adjuvant in such quantities as SSI may require for development purposes, each of which sub-contractors are contributing to the Licensed Adjuvant manufacturing process by carrying out individual manufacturing steps for an on behalf of SSI, which steps SSI intends to transfer to and consolidate in the Commercial Supplier, as defined above;

1.15	“Know How” means 1) Application Know How, and 2) Manufacturing Know How;

1.16	“Licence” means the licence granted under Clause 2.1;

1.17	“Licensed Adjuvant” means SSI’s proprietary cationic adjuvant formulation referred to as CAF®09b and as described in Schedule 2, Part A;

1.18	“Licensed Field” means the prophylactic and/or therapeutic treatment of any cancer in humans;

1.19	“Manufacturing Know How” means non-patented information vested in or Controlled by SSI and relating to the manufacturing of Licensed Adjuvant. In case of implementation of the Default Model, the Manufacturing Know How required for implementation of the Default Model shall be set out in Schedule 2, Part C;

1.20	“Net Sales” means, with respect to a Vaccine for any period, the total amount billed or invoiced on sales of such Vaccine or received (only to be included in the calculation once, if both invoiced and received, irrespective of whether invoiced and received within the same period or in two (2) separate periods) during such period by Evaxion or its Affiliates to Third Parties in the Territory, less (without duplication) the following normal and customary deductions to the extent they are effectively paid or incurred or allowed and included on the invoice price:

(i)	trade, cash, and quantity discounts applied within the ordinary course of business which are actually granted or accrued (and subsequently booked);

(ii)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with, or otherwise paid to governmental authorities;

(iii)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)	credits, allowances or refunds granted for billing errors, damaged, outdated, returned, rejected or recalled Vaccine;

(v)	insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Vaccine, to the extent not reimbursed by a Third Party;

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Net Sales shall not include the value of Vaccine transferred or disposed for charitable, pre-clinical, clinical, regulatory, or governmental purposes (other than sales that are paid or reimbursed by government payors), unless Evaxion or its Affiliates receive a consideration for such transfer or disposition, in which case such consideration shall be included subject to the principles set out in this definiton. Net Sales shall not include sales between Evaxion and its Affiliates.

For the purpose of calculating Net Sales of Vaccines forming part of any Combination Products, where the Vaccine is sold separately in the same country as the Combination Product, the amount billed, invoiced or received for such Vaccine forming part of a Combination Product shall be calculated by multiplying the amount billed or invoiced for the Combination Product with the fraction A/(A+B), where A is the selling price in such country of a Vaccine, when sold separately for the same dosage as contained in the Combination Product, and B is the selling price in such country of any other active pharmaceutical ingredients in the Combination Product, when sold separately for the same dosage (or form) as contained in the Combination Product. All selling prices of the elements of such Combination Product shall be calculated as the average selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Vaccine (sold separately) or any one or more of the active pharmaceutical ingredients included in such Combination Product are made during the accounting period in which the sale was made, or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Vaccine in a Combination Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

If non-monetary consideration is received by Evaxion or its Affiliates for any Vaccine in a given country, Net Sales will be calculated based on the average price charged for such Vaccine in such country, as applicable, during the preceding royalty period, or in the absence of such sales, transfers or other distributions, the fair market value of the Vaccine in such country, as applicable, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past five (5) years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution.

Subject to the above, Net Sales shall be calculated in accordance with GAAP or IFRS accounting standards applied by such party;

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1.21	“Non-Project Vaccine” means a Vaccine targeting patients with other cancers than melanoma, non-small-cell lung carcinoma, and bladder cancer.

1.22	“Option to License Agreement” means an agreement between Evaxion and a Third Party pursuant to which the Third Party is granted an option to acquire a Sublicense Agreement upon the fulfilment of one or more specified conditions, such as, but not limited to, the issue of an option exercise notice.

1.23	“Out-of-Pocket Costs” means expenditures actually defrayed by a Party by payment to a Third Party (including authorities) for supply of products, rendering of services, filing, prosecution, and maintenance of the Patent Rights in the Territory, or grant of authorisations by such Third Party, less any subsequent reimbursements received by the payor;

1.24	“Patent Rights” means the Licensed Adjuvant related patents listed in Schedule 1 as well as derived applications, and patents issued on the basis thereof, and any foreign counterparts thereof Controlled by SSI or its Affiliates, including all provisional applications, divisions, renewals, continuations, continuations-in-part, extensions, reissues, re-examinations, substitutions, confirmations, registrations, revalidations, and additions of or to them, as well as any patent term extension, or like form of protection, whether on file with the appropriate governmental agencies as of the Effective Date or at any time during the term of this Agreement, all provided that such positions stipulate Licensed Adjuvant related claim(s) not going beyond the claims made in the Patent Rights listed in Schedule 1;

1.25	“Personnel” means officers, employees, consultants, agents, representatives, contractors and advisers acting for and on behalf a Party;

1.26	“Phase 1 Clinical Trial” means a clinical trial of a Vaccine candidate in man that provides for the first use in man of such product with the primary purpose of determining safety and/or clinical pharmacology of such Vaccine candidate, to the extent such trial is / trials are being executed as per a protocol classifying the trial as a Phase 1 trial;

1.27	“Phase 2 Clinical Trial” means a study of Vaccine candidate properties in patients in a particular indication designed to:

(i)	demonstrate clinical efficacy and validity of the therapeutic concept of a Vaccine; and/or,

(ii)	identify the safe and effective dose range of the product for the particular indication; and/or,

(iii)	support further investigation of the safety and efficacy of the product in the particular indication in a Phase 3 Clinical Trial;

to the extent such trial is/trials are being executed as per a protocol classifying the trial as a Phase 2 trial, incl. 2A and 2B trials;

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1.28	“Phase 3 Clinical Trial” means a study of Vaccine candidate properties in patients in a particular indication designed to:

(i)	establish that the License Vaccine candidate is safe and efficacious for its intended use; and/or,

(ii)	define warnings, precautions, and adverse reactions that are associated with the use of the Vaccine candidate in the dosage range to be prescribed; and

(iii)	support Product Approvals for such Vaccine;

to the extent such trial is trials are being executed as per a protocol classifying the trial as a Phase 3 trial;

1.29	”Preferred Model” shall mean a contract complex closed among the Parties and a Commercial Supplier, and comprising the following elements:

(i)	a license agreement between SSI and a Commercial Supplier being granted the right to manufacture the Licensed Adjuvant on basis of the Patent Rights and Manufacturing Know How;

(ii)	a license agreement between SSI and a Commercial Supplier being granted a Trademark license authorising - to the exclusion of SSI and its Affiliates - the Commercial Supplier to exploit and commercialize the Licensed Adjuvant under the Trademark within a field which at least comprises the Licensed Field;

(iii)	this Agreement as entered into between SSI and Evaxion, with Evaxion being granted the License;

(iv)	a supply agreement between the Commercial Supplier acting as SSI’s sub-contractor for licensee supply purposes only and Evaxion, as per which contract the Commercial Supplier, in exchange for a payment to be made by Evaxion or its Sub-licensees, undertakes to supply Licensed Adjuvant to Evaxion or Sub-licensees designated by Evaxion;

1.30	“Product Approval” means, in relation to any particular jurisdiction, any and all approvals (excluding price and reimbursement approvals), licences, registrations, or authorisations of any country, federal, supranational, state, or local regulatory agency, department, bureau, or other government entity that are necessary for the manufacture, use, storage, import, transport, or sale of a Vaccine in such jurisdiction; provided however that Product Approval shall also mean approval by the competent authority in a given jurisdiction for a Vaccine to be sold without first being approved, e.g. for emergency stocking, defence or bio terror preparedness purposes, and similar, and irrespective of the clinical development stage reached for such Vaccine;

1.31	“Project Vaccine” means a Vaccine, the development of which is initiated under the Project, targeting patients with melanoma, non-small-cell lung carcinoma, or bladder cancer;

1.32	“Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of March 31, June 30, September 30 or December 31 after the Effective Date and the last Quarter shall end on the last day of the Term;

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1.33	“Receiving Party” has the meaning set forth in Clause 14.1;

1.34	“Remaining Payment” has the meaning set forth in Clause 7.5(e);

1.35	“SSI Licensee” has the meaning set forth in Clause 7.5(d);

1.36	“Sub-licence Agreement” means an agreement between Evaxion and a Third Party that grants to such Third Party the right to develop and/or commercialise a Vaccine within the scope of the License and this Agreement as further specified in Clause 3. For the avoidance of doubt, an Option to License Agreement is not to be considered a Sub-license Agreement, whereas a right to develop and/or commercialise a Vaccine within the scope of the License and this Agreement granted by Evaxion to a Third Party upon the Third Party’s exercise of the option for such right under an Option to License Agreement shall be regarded a Sub-License Agreement, but only from the date of the granting of such right pursuant to the exercise of the option, i.e. not the date of the Option to License Agreement;

1.37	“Sub-licence Income” means any and all gross income received by Evaxion or its Affiliates in consideration for (i) the grant of a Sub-licence Agreement, (ii) the grant of an Option to License Agreement, (iii) the exploitation by a Third Party of a Sub-license Agreement, or (iv) the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement. Irrespective of the foregoing, and the below, funding granted by non-profit or governmental organisations, including foundations such as Innovation Fund Denmark, Vaekstfonden, etc., and which do not request any Vaccine, other than for non-commercial use, or a Sub-license Agreement as a condition for the grant of funding, shall not be considered Sub-license Income. Sub-licence Income includes, but is not limited to, income received from a Sub-licensee under a Sub-license Agreement or a Third Party under an Option to License Agreement in the form of upfront payments, milestone payments and royalty payments, and also includes equity, or other forms of payment received in lieu of cash. Non-cash assets shall be included in the calculation of Sub-license Income at their market price on the date of receipt and if such market price is not verifiable on the basis of available market information (e.g. the price of shares in a listed company), the Parties shall in good faith discuss and agree to the applicable market price. Notwithstanding the former, payments covering Evaxion’s direct costs incurred for research and development activities carried out by Evaxion on behalf of Sub-licensee in respect of a Vaccine, shall be excluded from the calculation of Sub-license Income as shall payments effectively made by Evaxion and covering Evaxion’s direct non-reimbursable costs incurred for Patent Right prosecution and/or enforcement proceedings undertaken by Evaxion on behalf of Sub-licensee in respect of Patent Righs comprised by the Sub-license Agreement, provided that such costs are solely attributable to maintenance of the Sub-license Income;

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1.38	“Sub-licensee” means any Third Party to whom Evaxion has granted a sub-licence under the Licence to develop and/or commercialize a Vaccine;

1.39	“Technology Transfer” means transfer by SSI, its Affiliates or designates to Evaxion of Manufacturing Know How, including such analytical methods and reference standards for Licensed Adjuvant intermediates, Licensed Adjuvant and impurities, and the most recent Licensed Adjuvant batch records accessible from the Interim Supplier, all to the extent that SSI deems such documentation to be reasonably necessary for Evaxion to exploit or have exploited the Manufacturing Know How. Technology Transfer shall further mean transfer by Evaxion or its designated CMO of the aforementioned technology from an Evaxion CMO to a replacement CMO as per Clause 4.2 below;

1.40	“Term” means the period from the Effective Date to the termination or expiry of this Agreement;

1.41	“Territory” means worldwide;

1.42	“Third Party” means a legal or natural person, including governmental authorities, that is not a Party or an Affiliate of a Party to this Agreement;

1.43	“Third Party License” has the meaning set forth in Clause 7.5;

1.44	“Trademark” means CAF®: European Community Trademark Registration No. 1468370, US Trademark Registration No. 5870687 and CTPO (China) Trademark Registration No. 1468370;

1.45	“Vaccine” means a medicinal product for prophylactic and/or therapeutic use in the Licensed Field comprising at least one peptide with an amino acid sequence derived from a tumor neoantigen identified by use of Evaxion’s proprietary neo-antigen identification technology, PIONEER, and administrated together or in combination with Licensed Adjuvant. A Vaccine may comprise either a Project Vaccine or a Non-Project Vaccine;

1.46	“Vaccine-by-Vaccine” means that calculation of the Term as per Clause 17.1, ii), expiry, below shall be calculated for each indication that is identified in [****] a obtained. If, for instance, the [****] issued in the authorises prevention and/or treatment of [****] shall be deemed approved, whereas a [****] authorising prevention and/or treatment of [****]. This means that, in principle [****], being granted over time. If a [****] is eventually granted on a [****] designating a given indication, AND rendering a [****], i.e. that the [****] in a manner, which [****], then [****] shall be deemed developed [****] to achieve[****].

1.47	“Value Added Tax” has the meaning set forth in Clause 6.3.1;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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1.48	In this Agreement:

1.48.1        unless the context otherwise requires all references to a particular Clause, paragraph, or Schedule shall be a reference to that Clause,

paragraph, or Schedule, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.48.2	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.48.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.48.4	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation, or other entity, in each case whether or not having separate legal personality;

1.48.5	reference to the words “include” or “including” are to be construed without the limitation to the generality of the preceding words; and

1.48.6	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

2.	GRANT OF LICENCE

2.1	Subject to the provisions of this Agreement, SSI hereby grants to Evaxion a royalty-bearing license under the Patent Rights and the Application Know How (the “License”). As per the License, Evaxion and its Affiliates may import, have imported, export, have exported, formulate or have formulated, commercialise, market, use, offer for sale, sell, have sold, supply, or have supplied Vaccines, but not, on a stand alone basis, the Licensed Adjuvant. The License specifically excludes any manufacturing rights to and Trademark rights for the Licensed Adjuvant, unless the License is extended as per Clause 2.2 below, (in which case it is referred to as the “Extended License”), and further excludes any research and development in relation to Licensed Adjuvant other than where such research and development is in connection with and for the purpose of research and development in respect of Vaccine. Evaxion may exploit the License itself and/or by entering into Sub-license Agreements as per Clause 3 below.

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2.2	Default Model: If SSI fails to close the Preferred Model prior to [****], the License shall be extended to include a right for Evaxion to manufacture or have manufactured the Licensed Adjuvant under the Manufacturing Know How and the Patent Rights, and to import, have imported, export, have exported, formulate or have formulated, commercialise, market, use, offer for sale, sell, have sold, supply, or have supplied Vaccines, but not, on a stand alone basis, the Licensed Adjuvant, under the Trademark (the “Extended License”), reflecting implementation by the Parties of the Default Model. Schedule 2, Part C shall be updated by the Parties without undue delay with any new Manufacturing Know How used to manufacture Licensed Adjuvant and becoming vested in or Controlled by the updating Party during the Term. Without limitation to the rights granted in respect of the License, including the right to sub-license the License in accordance with Clause 3, Evaxion may exploit the Extended License itself, including by sub-contracting the manufacturing of the Licensed Adjuvant to a Contract Manufacturing Organisation (“CMO”).

2.3	Exclusivity: The License granted as per Clause 2.1 and, if extended as per Clause 2.2 above, the Extended License, shall – within the scope of the License or the Extended License as the case may be - be Exclusive, provided however that SSI reserves the right to, on behalf of itself and/or any other non-profit research institution, including all Danish public hospitals and clinics, to practice the Patent Rights, the Know How and the Trademark in the Licensed Field for any non-commercial educational and non-commercial research purposes, including sponsored research and collaborations. This reservation of rights includes the right to allow public hospitals and clinics to practice the Patent Rights, the Know How and the Trademark for such purposes. Evaxion, its Affiliates, Sub-licensees and any Third Party deriving rights from Evaxion directly or indirectly will have no right to enforce the Patent Rights, the Know How or the Trademark against any such institution. However, SSI reserves no righs, and is granted no rights, in respect of the PIONEER platform under this Agreement. Any use by SSI of the PIONEER platform will require a separate agreement with Evaxion.

2.4	Third Party Beneficiaries / Estoppel: For the avoidance of doubt and except for the rights and licenses expressly granted by SSI under this Clause 2, this Agreement does not grant to Evaxion or any other person any right, title or interest by implication, estoppel or otherwise.

3.	SUBLICENSING & SUB-CONTRACTING

3.1	Evaxion shall, by means of entering into Sub-License Agreements with Third Parties, be entitled to sub-license its rights under the License granted as per Clause 2.1 above, provided that Evaxion, subject to the Preferred Model being implemented, must obligate the Third Party Sub-licensee(s) to procure all requirements for the Licensed Adjuvant from the SSI designated Commercial Supplier manufacturing the Licensed Adjuvant. In addition, any Sub-License Agreement shall implement the following provisions:

(a)	Evaxion shall secure all appropriate covenants, obligations and rights from any Sub-licensee, to ensure that any Sub-licence Agreement is consistent with the terms of this Agreement;

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(b)	the Sub-License Agreement, and any further sub-license agreement granted, shall automatically terminate upon termination of this Agreement for any reason;

(c)	Evaxion shall provide SSI with summary of each Sub-licence Agreement, and cause any Sub-licensee to provide SSI with a summary of further sub-license agreements entered into by any Sub-licensee or sub-sub-licensees as per Clause 3.1 (d) below, which summaries shall be updated to the extent that Sub-license Agreements and/or further sub-license agreements are subsequently amended or supplemented. The summary shall be provided by Evaxion completing and submitting to SSI the Summary Template attached hereto as Schedule 4, Sub-license Agreement & sub-license agreement Summary Template. SSI shall not be obligated to verify that Evaxion as per the summaries has met its obligations as per this Clause 3.1, until the Parties may have a dispute questioning compliance. Were the Parties to commence dispute resolution as per Clause 19.3 below, Evaxion shall, for the purpose of the hearings and subject to confidentiality as per this Agreement, be obligated to disclose any Sub-license Agreement and sub-license agreement entered into; and,

(d)	Sub-licensees shall have the right to provide further sub-licences to sub-sub-licensees, who shall in turn have the right to provide further sub-licences through any number of multiple tiers, all subject to each and every sub-license being made subject to this Clause 3.1 a) through d), and to any Sub-licensee being obligated vis-à-vis SSI as Evaxion is as per this Agreement, were this Agreement to be terminated and the sub-license upheld by a competent authority or court irrespectively of 3.1 b) above.

3.2	If the Extended License is granted as per Clause 2.2 above, Evaxion may exploit same by entering into a single sub-contracting agreement with a single CMO on the following basis:

3.2.1	The CMO must be based in the EEA, the UK, Switzerland or in the USA;

3.2.2	The CMO must be EMA or FDA approved and on a regular basis be subject to inspections by such authorities for the purpose of confirming that the CMO is capable of applying cGMP standards to its manufacturing operations and that the Licensed Adjuvant is manufactured to such standard;

3.2.3	The CMO must accept to render the manufacturing services on a work-for-hire basis vesting all Licensed Adjuvant manufacturing related foreground technology in Evaxion;

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3.2.4          Foreground technology, whether patented and/or comprising non-patented know how, relating to the manufacturing of the Licensed Adjuvant shall be deemed licensed back (grant back) to SSI on a non-exclusive, fully paid-up, irrevocable and ever-green basis for use by SSI or its designates for the purpose of developing and commercialising liposomal adjuvant formulations. For the sake of clarity, NO SUB-LICENSING of rights granted to Evaxion pursuant to Clause 2.2 with regard to the manufacturing of Licensed Adjuvant shall be deemed authorised, i.e. that manufacturing of Licensed Adjuvant by a Third Party contracted by Evaxion must take place for and on behalf of Evaxion on terms and conditions securing that no Know How or Licensed Adjuvant related or presumably related know how is vested in the contractor; and,

3.2.5         Evaxion shall not, unless agreed to by SSI at SSI’s subjective discretion, be entitled to acquire[****]. This limitation does not prevent[****]. However, if the [****] for manufacture of[****].

4.	PROVISION OF KNOW HOW

4.1	Application Know How: Promptly after the Effective Date, SSI shall transfer to Evaxion all Application Know How. SSI shall confirm in writing to Evaxion that such transfer is complete after it has delivered to Evaxion all of such Application Know How. SSI shall reasonably assist Evaxion, at Evaxion’s request, in the use and understanding of the Application Know How and Licensed Adjuvant, including providing responses to follow-up or ad-hoc queries via email or telephone, provided, however, that Personnel designated by Evaxion to receive such advice must be fully trained and experienced in the formulation of adjuvants for vaccine use in humans.

4.2	Manufacturing Know How: Only if the Default Model becomes applicable as per Clause 2.2 above, SSI shall, [****] the Manufacturing Know How to [****] as per Clause 3.2 above, by means of SSI executing a Technology Transfer as per Clause 5 below. [****] shall mean that were a further Technology Transfer[****], then Evaxion is authorised to contractually obligate [****] to carry out such Technology Transfer on Evaxion’s behalf without involving SSI, whether resource wise or financially, it being noted that SSI by then may no longer possess the required competencies to participate in a Technology Transfer.

5.	TECHNOLOGY TRANSFER

5.1	Execution of the Technology Transfer shall be initiated upon Evaxion, the[****], which shall incorporate the [****]which 1) Evaxion [****] undertake to keep the Manufacturing Know How in confidence [****], and 2) Evaxion undertakes [****] with such confidentiality undertaking[****]. SSI confirms advance [****] to this Agreement.

5.2	Upon SSI having received a [****], SSI will, at Evaxion’s request and authorization:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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5.2.1	Grant Evaxion [****], provided however that SSI shall only be obligated to execute a [****] access to Manufacturing Know how on [****]; and,

5.2.2          Carry out the[****]; and,

5.2.3          Provide a reasonable amount of technical support [****].

5.3	Provision of technical support as per Clause 5.2.3 above[****], but will specifically [****] required for the manufacturing of the Licensed Adjuvant in order to obtain similar yields and quality results as achieved by the [****] to be supplied as per[****]. Unless otherwise agreed, SSI[****], if applicable, to execute the[****], provided however that the [****] seeking to meet the objective of the[****].

5.4	[****] (if required), as well as any[****], entrusted to carry out the[****].

5.5	On SSI’s request Evaxion [****], provided however that Evaxion may use [****] and provided that SSI [****], SSI shall be deemed relieved from [****].

5.6	If a Technology Transfer request [****] as per this Agreement.

6.	PROVISION OF LICENSED ADJUVANT

6.1	Supply of Licensed Adjuvant for Phase 2 Clinical Trials

6.1.1	SSI undertakes to supply or have supplied up to [****] (the “Maximum”) of the [****] to Evaxion to cover Evaxion’s need for [****] to be used for Evaxion’s [****].

6.1.2	Evaxion must place a binding order for delivery of the [****] (the “Order”) must be placed, i.e. that[****].

6.1.3	Delivery of the [****]. The Order will be accommodated by SSI delivering the [****]. The first delivery shall take place [****] of Evaxion having placed the Order and the second delivery [****] as per the Order shall be made within [****] from the first delivery.

6.1.4	For delivery of the Order Evaxion shall compensate SSI for such [****] which may have been or will be incurred by SSI for the manufacturing and supply of the[****].

6.1.5	Additional aspects of the delivery of the [****] covering e.g. labelling and logistics, shall be governed by the Clinical Trial Supply Agreement attached hereto as Schedule 6.

6.2	Supply of Licensed Adjuvant for [****]

6.2.1            Subject to the Preferred Model having been implemented, Evaxion and the SSI designated Commercial Supplier shall

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

negotiate terms and conditions for the supply by the Commercial Supplier of Licensed Adjuvant as required by Evaxion [****] of the Vaccine. In the event that Evaxion and the Commercial Supplier are not able to agree to terms and conditions of such supply agreement acceptable to both parties before[****], Evaxion shall be entitled to terminate this Agreement by a [****] written notice to SSI.

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6.2.2          In the event that the Preferred Model has been implemented, but the agreement between SSI and the Commercial Supplier and manufacturer of the Licensed Adjuvant is subsequently terminated, SSI will inform Evaxion hereof without unreasonable delay and in good faith work with Evaxion to try to identify a new manufacturer and supplier of the Licensed Adjuvant to meet the needs of Evaxion.

7.	PAYMENTS

7.1	Up-front Fee

Evaxion shall pay to SSI a non-refundable up-front fee comprising Euros fifty-thousand (€50,000) within [****]from the Eff ective Date.

7.2	Royalties

On Net Sales earned by Evaxion and its Affiliates, Evaxion shall pay to SSI a royalty amounting to [****].

7.3	Sub-license Income Sharing

7.3.1	On any Sub-license Income earned by Evaxion, and its Affiliates, whether under a Sub-license Agreement or otherwise, Evaxion shall pay to SSI a share, whether the Vaccine comprises a Project Vaccine or a Non-Project Vaccine. The size of the Sub-license Income share due to SSI shall be determined and reflect to which extent Evaxion has invested in carrying out the Phase 2 and Phase 3 Clinical Trials in respect of Vaccines prior to entering into the Sub-license Income generating agreement as follows:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Tier	Date of Sub-licence Agreement with regard to a Vaccine	Sub-licence Income rate
1	The first Sub-license Agreement is entered into by Evaxion at any time prior to initiation (first patient-first visit) of a Phase 2 Clinical Trial.	[****]
2

The first Sub-license Agreement is entered into by Evaxion at any time i) after the initiation (first patient-first visit) of a Phase 2 Clinical Trial , but ii) prior to the initiation (first patient-first visit) of any Phase 3 Clinical Trial.

[****]
3	The first Sub-license Agreement is entered into by Evaxion at any time after the initiation (first patient-first visit) of a Phase 3 Clinical Trial.

To be negotiated in

good faith by the

Parties, but in no

event less than [****]

or more than[****].

The Parties will,

within this range,

negotiate the

percentage rate, if

Evaxion choses to

take the Vaccine into

Phase 3. The

percentage rate will

reflect the Evaxion

investment and risk of

financing the Phase 3

Clinical Trial.

7.3.2	Project Vaccine

7.3.2.1 The Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for the grant of a Sub-licence Agreement with regard to a Project Vaccine and the exploitation by a Third Party of a Sub-license Agreement with regard to a Project Vaccine shall be determined as per the Clause 7.3.1 table above, when the first Sub-licence Agreement is executed by Evaxion and its Sub-licensee.

7.3.2.2 The Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the grant of an Option to License Agreement with regard to a Project Vaccine or the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement with regard to a Project Vaccine, (“Project Vaccine Reservation Payments”), shall be[****].

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7.3.2.3 The Sub-license Income rate that is fixed on the basis of the above principles in respect of the Sub-license Income generated in respect of the first Sub-license Agreement entered into after the Effective Date with regard to a Project Vaccine shall apply for any subsequent Sub-license Income generated in respect of any subsequent Sub-license Agreement entered into with regard to Project Vaccine(s) and any subsequent Project Vaccine Reservation Payments, irrespective of whether such subsequent sublicensing (or entering into of Option to License Agreement or letter of intent, etc.) occurs at a later or earlier stage of development (re the above tiers) than the stage where the sublicensing under the first Sub-license Agreement occurs. As an example, if the first Sub-licence Agreement with regard to a given Project Vacccine is entered into at the [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Project Vaccine, entered into at Tier 1 stage of development, will also be fixed at [****], as will any Project Vaccine Reservation Payments (after the granting of such first Sub-license Agreement).

7.3.3           Non-Project Vaccines.

7.3.3.1 For Non-Project Vaccines, the Sub-license Income rate shall be fixed on the basis of the above principles in respect of the Sub-license Income generated in respect of the first Sub-license Agreement entered into after the Effective Date with regard to a Non-Project Vaccine and shall apply for any subsequent Sub-license Income generated in respect of any subsequent Sub-license Agreement entered into with regard to Non-Project Vaccine(s), irrespective of whether such subsequent sublicensing occurs at a later or earlier stage of development (re the above tiers) than the stage where the sublicensing under the first Sub-license Agreement occurs. As an example, if the first Sub-licence Agreement with regard to a given Non-Project Vacccine is entered into at the [****], fixing the Sub-license Income

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

rate at [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Non-Project Vaccine, entered into at Tier 1 stage of development, will also be fixed at [****].

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7.3.3.2 The Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for the grant of an Option to License Agreement with regard to a Non-Project Vaccine or the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement with regard to a Non-Project Vaccine shall be determined on the basis of the principles set out in Clause 7.3.2.1 and 7.3.2.3 above with regard to determining the Sub-license Income rate applicable to Project Vaccine Reservation Payments combined with the principles set out in Clause 7.3.3.1.

7.4	Development Cost Deduction

7.4.1            In acknowledgement of Evaxion’s contribution to the Vaccine developmentwith regard to Project Vaccines, Evaxion shall be entitled, as per the principles set out in this Clause 7.4, to deduct [****] that are incurred before closing of the first Sub-license Agreement with regard to a Project Vaccine, triggering a reduction of SSI’s share of the Sub-license Income as per Clause 7.3 above.

7.4.2	When calculating [****] Income as per Clause 7.3 above, Evaxion may[****], provided that such payments are [****] prior to the closing of the first Sub-license Agreement. Other payments, i.e. payments received by Evaxion [****].

[****].

The amount that Evaxion is entitled to [****] by Evaxion over a period of from grant of a the first Project Vaccine Sub-license Agreement, provided, however, that the applicable Sub-licence Income rate set forth in Clause 7.3 [****], depending on the Tier applicable, and as calculated on a [****].

For clarity, the foregoing proviso is a[****].

7.4.3	Respecting the [****], Evaxion may in each year of the [****] period [****] by Evaxion sponsoring[****], however such [****] not to exceed in aggregate the agreed [****] over the [****] period.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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7.4.4	Irrespectively of the above, if the remaining[****], then Evaxion can[****].

7.4.5	The amount to be [****] shall be declared at the time the [****] is issued.

7.5	Anti-Stacking, Prejudicing Third Party Patent Position Deductions

If necessary for Evaxion to obtain a license to any Third Party’s patent rights in order for Evaxion, including via Sub-licensees, to exploit any Patent Rights and/or Know-How (to the extent Licensed), Evaxion shall inform SSI accordingly and SSI shall, using reasonable commercial efforts, take out the necessary license or amend the Licensed Know-How as required to eliminate the infringement and to the benefit of Evaxion, with a right for Evaxion to sub-license in accordance with Clause 3 above, (“Third Party License”), in accordance with the following principles:

a)	The negotiations with the Third Party shall be[****].

b)	SSI shall at [****] of any Third Party License.

c)	Subject to the [****], SSI shall at [****], including any[****]

d)	SSI’s [****] by SSI and its Affiliates in respect of the [****] in question under all license agreements with licensees obtaining rights from SSI under the Third Party License(each a “SSI Licensee”). If there are no other SSI Licensees than Evaxion, SSI’s [****].

e)	The [****] to be made to the Third Party under the Third Party License, [****].

f)	Where SSI or its Affiliates [****] to any additional Third Party in respect of the rights under the Third Party License, SSI shall [****] under such sub-license agreement with such additional SSI Sub-Licensee(s) shall be included in the [****]. Further, Evaxion’s [****].

g)	Any and all. SSI can only request [****].

h)	SSI shall on a [****] provide documentation to Evaxion of the [****] under the Third Party License, including [****]. Evaxion shall have the right to [****].

8.	PAYMENT TERMS

8.1	Following the First Commercial Sale of each Vaccine in each country and

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.during the Term of this Agreement, within [****], Evaxion shall, on a Vaccine-by-Vaccine and country-by-country basis, provide SSI with a statement for that [****] setting out: (a) the amount of gross sales, deductions applied, and Net Sales realized during the applicable [****]; (b) a calculation of the amount of royalty payment due in Euros on such Net Sales for such [****], including the exchange rates used as per Clause 8.4 below; and (c) the amount of withholding taxes, if any, deducted with respect to such royalties.

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8.2	Following the grant of a Sub-licence as per Clause 3.1 above, within [****] after the end of each [****] in which Evaxion receives any Sub-licence Income, Evaxion shall provide SSI with a statement for that preceding [****] setting out the Sub-licence Income payment due in Euros for such[****].

8.3	Where any sum due to be paid to SSI hereunder is subject to any withholding or similar tax, the Parties shall use reasonable efforts to do such acts and things and to sign such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Evaxion shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due SSI and secure and send to SSI the best available evidence of such payment sufficient to enable SSI to obtain a deduction for such withheld taxes or obtain a refund thereof.

8.4	If Vaccine is sold or supplied in a currency other than Euros, the amounts payable to SSI in respect of such sales under this Agreement shall be first determined in the currency of the country in which such sales took place and then converted into Euros using the average ECB Euro foreign exchange reference rate in effect on the day that effective payment is made to SSI.

9.	RECORDS AND INSPECTIONS

9.1	Maintenance of Records

Evaxion shall keep at its normal place of business accurate and up to date records and books of account showing the quantity and description of all Vaccine sold by Evaxion in each country of the Territory, the corresponding Net Sales, and any and all Sub-license Income earned by Evaxion or its Affiliates for a period comprising [****] after the end of the [****] in which the Net Sales or the Sub-license Income are booked. Evaxion shall also keep at its normal place of business accurate and up to

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. date records and books of account showing all external development costs incurred and deducted in accordance with Clause 7.4. Evaxion shall ensure that such records and books of accounts are sufficient to ascertain any payments due to SSI as per this Agreement.

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9.2	Inspections

Evaxion shall, subject to appropriate confidentiality obligations being in place, make its records and books available for inspection during normal business hours at Evaxion’s normal place of business by an independent professional accountant appointed by SSI and reasonably acceptable to Evaxion for the purpose of verifying the amounts due to SSI under this Agreement and the accuracy of any statement provided by Evaxion to SSI in relation to Sub-licence Income. Any state authorized public accountant employed by an audit firm, which has not audited neither SSI nor Evaxion during the preceding ten (10) years or more shall be deemed to be acceptable to Evaxion, subject to such State Authorized Public Accountant and Audit Firm representing that they are not legally incapacitated in relation to carrying out the inspection.

9.2.1	SSI shall be entitled to have inspections carried out pursuant to Clause 9.2 [****] (and [****] following the termination or expiry of this Agreement) and not more than once with respect to any[****], unless irregularities are observed or suspected, on giving Evaxion at least [****] written notice prior to each inspection, unless irregularities are observed or suspected in which case inspection may be carried out without undue delay. No inspection may take place more than [****] later than the end of the [****] to which the inspection relates.

9.2.2	[****] shall bear the cost of carrying out the inspections referred to in Clause 9.2 unless there is an error of more than [****] in any [****] statement provided by Evaxion or if irregularities comprising breaches of the applicable book keeping standards in which case Evaxion shall reimburse SSI for the amounts charged by the independent professional accountant in respect of making the relevant inspection. If SSI’s inspection shows that Evaxion has paid more than the amounts properly due under this Agreement then Evaxion shall be entitled to deduct such excess from any sums payable to SSI under this Agreement, except in respect of any inspection made after the expiry of the payment obligations under this Agreement, or where the repayment exceeds the amounts payable in the next [****], in which case

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SSI shall repay such excess payments to Evaxion. If SSI’s inspection reveals a deficit then Evaxion shall promptly make good the deficit. Overpayments or deficits shall be made good irrespective of whether the [****] threshold is reached or not.

Evaxion will cause an independent inspection of [****] Income reported to be conducted at least every [****] as from the first year in which the annual sales (top line turn over) of Vaccines exceed [****]. The inspections will address, at a minimum, the amounts due to SSI under this Agreement and the accuracy of any statement provided by Evaxion to SSI in relation to Net Sales and Sub-licence Income, and whether the amount owed has been paid to SSI and is reflected in the records of Evaxion. Evaxion will submit the independent professional accountant's report promptly to SSI upon completion. Evaxion will pay for the entire cost of the inspection.

9.3	Diligence

9.3.1          Evaxion, directly or through its Affiliates or Sub-licensees, will use diligent efforts to develop, manufacture, and sell Vaccines, provided however that manufacturing of the Licensed Adjuvant shall be subject to the Extended License having been granted.

9.3.2          Evaxion shall provide annually updates during the Term on the progress of developing, manufacturing, and commercializing Vaccines. Within [****] after the end of each [****], Evaxion shall provide SSI with a written report following the format specified in Schedule 3 attached hereto.

10.	REGULATORY

10.1	Evaxion shall have the exclusive right, at its own cost, to file and maintain, in Evaxion’s name, any regulatory filings and regulatory applications necessary to obtain and maintain Product Approval for the Vaccine in the Territory. Evaxion may grant the rights set out in this Clause 10.1 to one or more of its Affiliates or Sub-licensees.

10.2	SSI will assist Evaxion or its designates in obtaining Vaccine INDs and, eventually, Product Approval for Vaccines, by [****] to and as required by regulatory authorities, as restricted files, i.e. non-accessible by [****] , subject to Clause 14 above. Services rendered by SSI as per this Clause 10.2 shall be rendered to and paid for by Evaxion as per Clauses 5.3 and 5.4 above, as did the regulatory assistance comprise a Technology Transfer.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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11.	NO IMPLIED LICENCES

11.1	Except for those rights expressly granted under this Agreement, nothing herein shall be construed as creating, granting, or conveying to either Party any licence, right, title, or other interest in or to any intellectual property rights Controlled by the other Party or its Affiliates, whether by implication or otherwise.

12.	MANAGEMENT OF PATENT RIGHTS

12.1	Patent Rights

SSI shall be responsible for, and undertake or cause to be undertaken, the filing, prosecution, and maintenance of the Patent Rights. SSI shall [****] after the Effective Date. SSI shall provide to Evaxion (or its designated counsel) copies of [****] and SSI shall keep Evaxion (or its designated counsel) [****] of the Patent Rights.

13.	INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

13.1	Maintenance

[****] is responsible for preparing, filing, prosecuting, and maintaining the Patent Rights at [****] discretion.

13.2	Infringement Procedure

If Evaxion or SSI learns of any infringement or suspected infringement of Patent Rights, or if a Third Party files a declaratory judgment action with respect to any Patent Rights, the Party who learns of the infringement will notify the other Party in writing and will provide the other Party with any evidence of the infringement available to such Party. [****] will use reasonable efforts to handle the infringement without litigation. If [****] is not successful in stopping the infringement within [****] after the alleged infringer has been formally notified of the infringement, SSI and Evaxion will discuss and agree on possible courses of action with the view of protecting the Vaccine market position in the Territory. In this respect the Parties may also consider data protection and other regulatory mechanisms potentially protecting Evaxion’s Vaccine Product market position and, hence, rendering the enforcement of the Patent Rights superfluous.

13.3	Litigation & Costs

[****] is not obligated to bring an infringement action, but may at its discretion institute and prosecute a suit or defend any declaratory judgment action. [****] will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement. [****] may, for standing purposes, name [****] as a party to any proceedings relating to [****]and

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. will, if [****] decides to institute suit, notify [****] in writing. [****] shall, to the extent [****] is so named, obtain [****] prior written consent before executing procedural steps implyling risks or costs to[****].

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13.4	Out-of-Pocket Costs incurred by [****] assisting [****] in any enforcement proceedings, shall be reimbursed [****]. For the sake of clarity, [****] shall not be obligated to assist [****] in enforcement proceedings.

14.	CONFIDENTIALITY

In this Agreement, “Confidential Information” shall mean any and all data, results, Know How, show-how, software, algorithms, inventions, designs, trade secrets, plans, forecasts, analyses, evaluations, research, technical information, manufacturing processes, business information, financial information, business plans, strategies, customer lists, marketing plans, including the existence and the terms of this Agreement, and any other information whether oral, in writing, in electronic form, or in any other form; and any physical items, compounds, components, samples, or other materials disclosed by one Party or any of its Affiliates (the “Disclosing Party”) to the other or any of its Affiliates (the “Receiving Party”) before, on, or after the Effective Date.

14.1	The Receiving Party agrees to keep confidential all Confidential Information disclosed to it by the Disclosing Party and any information of any kind whatsoever which may be made available to such Receiving Party by the Disclosing Party during pre-contractual negotiations or in connection with the execution of this Agreement. No Receiving Party will publish or disclose any Confidential Information to any Third Party without the prior written agreement of the Disclosing Party, except that either Party may disclose such information to its staff and natural and legal persons in its service as per Clause 14.3, as well as to its Affiliates, Sub-licensees (this right is only applicable to Evaxion), subcontractors, and advisors and any staff or natural or legal persons in the service of the former, provided that such persons are bound by obligations of confidentiality no less onerous than those set out in this Agreement. Either Party may further disclose Confidential Information as set out in Clause 14.6.

14.2	Each Party agrees to ensure that its Personnel observe the provisions of this Clause 14, as well as any natural or legal person in its service in any capacity whatsoever.

14.3	The confidentiality obligations imposed pursuant to Clause 14.2 will not apply to information in respect of which the Receiving Party can prove:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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a)	that it disclosed it after having obtained the prior written permission of the Disclosing Party or that it had already been made public by the Disclosing Party;

b)	that it was in the public domain at the time of communication to the Receiving Party, or that it came into the public domain after receipt by the Receiving Party of such information at no fault on the part of the Receiving Party;

c)	that it was received from a Third Party lawfully;

d)	that, on the date of its communication by the Disclosing Party, the Receiving Party was already in possession thereof;

e)	that it is independently discovered after the date of communication by the Receiving Party or one of its Affiliates without the application or use of such information; or

f)	that the Parties agree in writing is not confidential or may be disclosed.

14.4	Either Party may disclose Confidential Information that would otherwise be subject to the provisions of this Clause 14 to the extent that it is required to be disclosed by the application of a mandatory legal or regulatory provision or by the listing rules of an applicable stock exchange or by the application of a final judgment or an arbitral decision, provided that to the extent it is legally permitted to do so, the Receiving Party shall:

a)	immediately notify the Disclosing Party in writing that such disclosure is required and provide the reasons on which this is based in order to enable the Disclosing Party, if it so wishes, to seek a protective order or other appropriate remedy; if however the Receiving Party is unable to provide adequate written notice prior to disclosure, the Receiving Party shall inform the Disclosing Party immediately after the disclosure of the full circumstances of the disclosure and the information which has been disclosed; and

b)	only disclose such Confidential Information to the extent that is legally required.

14.5	Without limitation to disclosure of Confidential Information pursuant to Clause 14.2 or use of Confidential Information for the purpose of exploiting its rights under or pursuant to this Agreement, Either Party, its Affiliates and Sub-licensees may use and disclose Confidential Information for the purposes of:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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a)	prosecuting or defending litigation or filing or prosecuting Patent Rights;

b)	regulatory filings and other filings with governmental authorities necessary for the development or commercialization of a Vaccine, including as required in connection with any filing, application, or request for Regulatory Approval; and

c)	financial discussions with any actual or bona fide potential investor, stockholder, investment banker, acquirer, merger partner, licensee or sub-licensee, or other potential or actual partner or their agents; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Clause 14 prior to any such disclosure.

14.6	The provisions of this Clause 14 shall commence on the Effective Date and shall continue during the Term of this Agreement and for ten (10) years after expiry or termination.

15.	WARRANTIES & REPRESENTATIONS

15.1	Warranties given by both Parties

Each Party warrants to the other Party that:

15.1.1	it is duly organised, validly existing, and in good standing as a corporation or other entity or body as represented herein under the laws and regulations of its jurisdiction of incorporation, organisation, or chartering;

15.1.2	it has, and throughout the term of this Agreement shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

15.1.3	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorised by all necessary organisational action of the Party;

15.1.4	when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms; and

15.1.5	there exists no commitment or agreement with any Third Party which would interfere with or preclude the diligent and complete fulfilment of its obligation under this Agreement.

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15.2	Warranties given by SSI

SSI warrants to Evaxion that:

15.2.1	SSI has, as of the Effective Date, full ownership, or is in Control, of the entire right, title, and interest in and to the Patent Rights;

15.2.2	SSI has, to the best of its knowledge and as of the Effective Date has full ownership, or is in Control, of the entire right, title, and interest in and to the Licensed Know How;

15.2.3	SSI has, as of the Effective Date, the full right, power, and authority to grant the Licence;

15.2.4	to the best of its knowledge and as of the Effective Date, the Patent Rights are all of the Patent Rights that are necessary for Evaxion's exploitation of the rights granted pursuant to Clause 2.2;

15.2.5	none of the Patent Rights have been found to be invalid and SSI is not aware of any information that would result in their being rendered invalid in any jurisdiction;

15.2.6	SSI is not aware of any Third Party infringing the Patent Rights; and,

15.2.7	no written notice has been received by SSI which alleges that the exercise of the Licensed Rights or use of the Licensed Adjuvant as contemplated by this Agreement infringe the rights of any Third Party and SSI is not aware of any Third Party’s intellectual property rights that would be infringed by Evaxion’s exercise of the rights granted in this Agreement.

15.3	For clarity, SSI has not made any freedom to operate investigations with respect to use the Patent Rights.

15.4	Representations given by Evaxion

Evaxion represents to SSI that:

15.4.1	Evaxion, as of the Effective Date, to the best of its knowledge and belief is in Control of PIONEER, a unique proprietary artificial intelligence platform utilizing and integrating the power of neural networks, big data, and supercomputing enabling identification of targets for immunotherapies targeting cancer and used for the purpose of the Project;

15.4.2	No part of any intellectual property rights sustaining operation of the PIONEER platform has, to the best of Evaxion’s knowledge and belief and as of the Effective Date, been found to be invalid and Evaxion is not aware of any information that would result in Evaxion being deprived its right and ability to exploit the PIONEER platform; and,

15.4.3	Evaxion is, as of the Effective Date, not aware of any Third Party infringing intellectual property rights sustaining Evaxion’s operation of the PIONEER platform.

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15.5	Exclusion of Implied Warranties

Without prejudice to the warranties given in this Clause 15, all statements and representations (other than fraudulent misrepresentations) warranties, terms, and conditions (except for those set out in this Agreement) implied by statute, common law, or otherwise are hereby excluded to the maximum extent permissible by law.

16.	LIMITATION OF LIABILITY

16.1	Subject to the provisions of Clauses 16.3 and 16.6, and the warranties given in Clause 15, SSI and its Affiliates shall have no liability to Evaxion, its Affiliates or any Sub-licensees, whether in contract, tort, negligence, or otherwise for any loss or damage arising out of or in connection with:

a)	any research, development, manufacture, use, distribution, or supply of the Vaccine by or on behalf of Evaxion or its Sub-licensees; or

b)	any possession or use by a Third Party of the Vaccine manufactured or supplied by or on behalf of Evaxion or its Sub-licensees; or

c)	product liability related claims or losses for defects in the Licensed Adjuvant, which have been manufactured by the Commercial Supplier appointed in connection with implementation of the Preferred Model or a Third Party Evaxion designated CMO following implementation of the Default Model, unless the Manufacturing Know How applied by the Commercial Supplier or the Third Party Evaxion designated CMO is proven to have caused the Loss, as defined below, and is proven defective.

16.2	Each Party shall indemnify, defend and hold harmless the other Party against (and shall reimburse the other Party) all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (“Losses”) incurred by or imposed upon the Party having incurred a Loss, if such Loss is a result of claims, suits, actions or demands asserted by Third Parties, or Affiliates seeking recourse, or judgments obtained by Third Parties or Affiliates seeking recourse, with regard to or as consequence of (a) the indemnifying Party’s breach of this Agreement, including any warranties hereunder, or the acts or omissions of any of the indemnifying Party’s Affiliates or Sub-licensees, or (b) the exploitation of rights granted pursuant to this Agreement, including, without limitation, intellectual property rights infringement, personal injury and product liability claims, except in each case to the extent that such Losses have arisen due to the indemnified Party’s gross negligence or willful acts or omissions. For the avoidance of doubt, Evaxion shall not be liable to SSI under this Clause 16.2 with regard to claims that the Patent Rights or Know How, infringe the rights of any Third Party. For the avoidance of doubt, SSI shall not be liable to Evaxion under this Clause 16.2 with regard to claims that Foreground Technology granted back as per Clause 3.2.4 infringe the rights of any Third Party.

16.3	Subject to Clause 16.2, neither Party shall be liable for any loss of profits or any indirect, incidental, special, exemplary, punitive, or consequential damages, however caused and on any theory of liability, whether in contract, tort, negligence, breach of statutory duty, or otherwise, in connection with or arising out of this Agreement, even if advised of the possibility of such damages.

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16.4	The total liability of either Party under this Agreement will be capped at [****].

16.5	SSI cannot [****] Evaxion [****] with [****] obligations, see Clause 9.3, if Evaxion [****] that are required in order for Evaxion to be able [****] obligations and [****] therewith, without such[****], would [****] of the [****] rights.

16.6	No provision of this Agreement shall operate to:

16.6.1	exclude any provision implied into this Agreement by Danish law and which may not be excluded by Danish law;

16.6.2	limit or exclude the liability of either Party:

(i)	for its breach of the confidentiality obligations set out in Clause 14; or

(ii)	for any payments properly owing to SSI pursuant to Clause 7; or

16.6.3	limit or exclude any liability, right, or remedy to a greater extent than is permissible under Danish law in relation to (1) death or personal injury caused by the negligence of a Party to this Agreement or (2) fraudulent misrepresentation or deceit.

16.7	Evaxion shall effect and maintain at its own expense human clinical trial insurance programs taken out with investment grade insurers covering Phase 1, 2 and/or 3 Clinical Trials as required, and, no later than when accomplishing the First Commercial Sale, a general commercial liability insurance, including product liability insurance, deemed adequate to cover Evaxion’s obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated during the term of this Agreement and three (3) years thereafter. Evaxion shall provide SSI with written evidence of such insurance upon request

17.	TERM AND TERMINATION

17.1	This Agreement is in effect for the duration of the Term comprising the period running from the Effective Date until the earlier of i) the effective date of termination as per Clauses 17.2, 17.3, 17.4 or 17.5, and ii) expiry after a fixed period of ten (10) years commencing on the first calendar day of the calendar month following the First Commercial Sale of a Vaccine, calculated on a Vaccine-by-Vaccine basis.

17.2	Termination

Either Party may terminate this Agreement with immediate effect by giving the other Party written notice of termination if:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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17.2.1	the other Party commits a material breach of this Agreement, including breach of warranties, which is not capable of remedy; or,

17.2.2	the other Party commits a material breach of this Agreement which is capable of remedy and, having been notified of such breach, fails to remedy it within [****] after notification.

17.3	This Agreement may be terminated by either Party with immediate effect by written notice to the other Party if an order is made or a resolution passed for the winding up of the other Party (other than for the purpose of a solvent scheme of reconstruction or amalgamation).

17.4	Apart from termination pursuant to Clauses 6.2.1, 17.2 and 17.3, Evaxion may only terminate this Agreement for the following reasons:

(i)	on the grounds of lack of efficacy of a Vaccine, as a result of which Evaxion determines not to progress with the development and commercialisation of such Vaccine, and due to safety concerns, market and/or competitive situation that would prevent commercialisation of a Vaccine. If Evaxion terminates the Agreement pursuant to this Clause 17.4, it shall do so by providing SSI a [****] written notice of termination.

17.5	SSI may not terminate this Agreement, but in accordance with Clauses 17.2 or 17.3.

18.	CONSEQUENCES OF EXPIRY OR TERMINATION

18.1	On termination (but not expiry) of this Agreement for any reason:

18.1.1	the Licence or, if applicable, the Extended License, shall terminate automatically and rights granted by SSI pursuant to this Agreement shall terminate as of the effective date of termination;

18.1.2	Evaxion shall pay any outstanding amounts due to SSI as of the effective date of termination, including, although subject to mitigation, any pre-order committed amounts for supply of the Phase 2 Stock. Where the termination is due to SSI’s material breach of the Agreement, see Clause 17.2, Evaxion shall be entitled to set-off any loss in such outstanding amounts due to SSI;

18.1.3	except where the termination is due to SSI’s material breach of the Agreement or the winding-up of SSI, see Clauses 17.2 and 17.3, Evaxion, its Affiliates and any Sub-licensees shall either, at SSI’s discretion, i) immediately cease developing, manufacturing and commercializing any Vaccine, which includes ceasing sublicensing Evaxion’s proprietary PIONEER platform to the extent such sublicensing allow commercialising the

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Vaccine (for the avoidance of doubt, other vaccines based on the PIONEER platform - that are not administrated together or in combination with Licensed Adjuvant - can still be developed, manufactured and commercialised and Evaxion shall not be limited from sublicensing its rights to the PIONEER platform for such purpose) or, ii) continue paying SSI as per Clause 7 until expiry as per Clause 17.1, ii) as had the Agreement not been terminated as per Clause 17.1, it being agreed by the Parties that the back-loaded royalty and Sub-license Income payments called for as per Clause 7 above, comprise the lifetime value of the rights granted by this Agreement. Where the termination of this Agreement is due to SSI’s material breach of the Agreement or the winding-up of SSI, see Clauses 17.2 and 17.3, Evaxion shall cease having the rights granted under the License or, if applicable, the Extended License, as in case of any other termination, but SSI shall in such event not be entitled to request any continued payments as per Clause 7 above, provided however that payments having fallen due prior to the effective date of termination must still be settled;

18.1.4        if requested by Evaxion, SSI will loyally consider procuring, as soon as reasonably practicable, that any Sub-licensee becomes a direct licensee of SSI or its designate subject to financial terms similar to the financial terms set forth in this Agreement, provided however that SSI reserves the right at its subjective discretion not to accept such novation;

18.1.5        each Party shall return to the other all Confidential Information, including any Know How, belonging to the other Party and any copies thereof, provided that SSI and, if Evaxion immediately ceases developing, manufacturing and commercializing any Vaccine, Evaxion shall have the right to retain one (1) copy of the Confidential Information in a secure location solely for purposes of identifying its confidentiality obligations under Clause 14. Such retention may last for the duration of the confidentiality period set out in Clause 14.7, whereafter it must be returned. Each Party shall provide a signed statement from its duly authorised officer that the Party’s obligations under this Clause 18.1.5 have been complied with.

18.2	On expiry of this Agreement as per Clause 17.1 with respect to a Vaccine, the Licence or, if applicable, the Extended License, shall be deemed fully paid up, royalty-free, irrevocable, and perpetual with respect to such a Vaccine in the Territory, provided, however, that [****] any Patent Rights or Know How or the Trademark and provided that the, if applicable, Extended License [****], and nothing in this Clause 18.2 shall [****],

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. when made subject to (i.e. respecting) the rights granted to Evaxion pursuant to the Extended License, as per this Clause 18.2. For clarity, [****] as per this Clause 18.2.

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18.3	Termination or expiration of this Agreement for any reason shall be without prejudice to (a) the survival of rights specifically stated in this Agreement to survive; (b) the rights and obligations of the Parties provided in Clause 3.2.4 (Grant Back), 9 (Records and Inspections), 11 (No Implied Licenses), 14 (Confidentiality), 16 (Limitation of Liability), 18 (Consequences of Expiry or Termination), 19.12 (Law and Venue); and (c) any other rights or remedies provided at law or equity which either Party may otherwise have.

19.	GENERAL

19.1	Notices

Any notice to be given pursuant to this Agreement shall be in writing in English and shall be delivered as a PDF document attached to an electronic mail confirmed by registered mail sent to the address of the recipient Party set out below or such other address as a Party may from time to time designate by written notice to the other Party.

Address of SSI

Artillerivej 5

DK-2300 Kobenhavn S

Denmark

For the attention of:

Direktionsekretariatet,

Virksomhedsjurist, e-mail: serum@ssi.dk, with a required copy to Head of Business Development business@ssi.dk

Address of Evaxion Bredgade 34 E DK-1260 Copenhagen K Denmark For the attention of: Chief Executive Officer e-mail: lsw@evaxion-biotech.com

19.2	Any notice given pursuant to Clause 19.1 above shall be deemed to have been received on the earlier of the day of receipt provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient Party.

19.3	Any notice that is required in this Agreement to be given in writing shall not be effective if sent only by e-mail.

19.4	Severability

If the whole or any part of this Agreement is or becomes or is declared illegal, invalid, or unenforceable in any jurisdiction for any reason

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. (including both by reason of the provisions of any legislation and also by reason of any court or competent authority which either has jurisdiction over this Agreement or has jurisdiction over either of the Parties):

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19.4.1       in the case of the illegality, invalidity, or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

19.4.2       in the case of the illegality, invalidity, or un-enforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity, or un-enforceability shall not, subject to Clause 19.5 below, prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

If, in the reasonable opinion of a Party, any severance under Clause 19.5 materially affects the commercial basis of this Agreement, then the Parties shall enter into revised arrangements to eliminate the material effect and result in the same commercial effects as originally agreed upon.

19.5	Waiver

Neither Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed and delivered by a duly authorised representative of the waiving Party. In particular, no delay or failure of a Party in exercising or enforcing any of its rights or remedies under this Agreement shall operate as a waiver of those rights or remedies or preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by a Party preclude or impair such Party’s exercise or enforcement of any other right or remedy.

19.6	Entire Agreement and Amendments

This Agreement, including by reference the Recitals hereto, which shall be deemed to have contractual status as were the provisions included in the Agreement as such, constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes any prior agreement or understanding between the Parties relating to the subject matter of this Agreement.

The Parties acknowledge that in entering into this Agreement they do not rely on any statement, representation (including any negligent misrepresentation but excluding any fraudulent misrepresentation), warranty, course of dealing, custom, or understanding except for the warranties expressly set out in this Agreement.

No change shall be made to this Agreement except in writing signed by a duly authorised representative of each Party.

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19.7	Relationship of the Parties

Nothing in this Agreement shall create or imply an agency, partnership, or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other Party nor shall either Party have or represent that it has any authority to make commitments on behalf of the other.

19.8	Assignment

19.8.1       Evaxion may assign this Agreement in connection with a transaction involving all or substantially all of Evaxion’s PIONEER and Vaccine related assets, provided that Evaxion’s assignee’s financial standing and technical and scientific capabilities are not materially inferior to the financial standing, technical, scientific and commercialization capabilities (the latter in terms of ability and willingness to exploit the License or, if applicable, the Extended License) of Evaxion at the time of the transaction.

19.8.2       Evaxion may perform any obligations and exercise any right under the License, through any of its Affiliates, subject to Evaxion standing surety on a no fault basis (strict liability for breach of, inter alia, confidentiality provisions) for the compliance with this Agreement and performance of this Agreement by such Affiliates. Nothing in this Clause 19.9.2 shall limit SSI’s right or ability to execute injunction or other legal procedings against such Affiliates. For the avoidance of doubt, Evaxion may not perform any obligations or exercise any right with regard to the manufacturing of Licensed Adjuvant through any of its Affiliates, were the Extended License to be granted.

19.8.3       SSI may assign its rights and obligations under this Agreement for the purpose of changing its legal status to accommodate instructions received from the Danish State regarding SSI’s structure or modus operandi, including an instruction for SSI to transform into e.g. a limited company in accordance with the Danish Company’s Act.

19.8.4        SSI may perform any obligations and exercise any rights under this Agreement through any of its Affiliates, subject to SSI standing surety on a no fault basis (strict liability for breach of, inter alia, confidentiality provisions) for the compliance with this Agreement and performance of this Agreement by such Affiliates. Nothing in this Clause 19.9.4 shall limit Evaxion’s right or ability to execute injunction or other legal procedings against such Affiliates.

19.8.5	If a Party delegates all or any of its obligations under the License to an Affiliate, the delegating Party shall:

(i)	remain fully responsible to the other Party for the proper performance of those obligations by the Affiliate; and

(ii)	be liable to the other Party for any negligent act or omission made by the Affiliate or its Personnel in relation thereto.

19.8.6	The Parties shall procure that their respective Affiliates comply with the provisions of this Agreement as if they were Parties to this Agreement, and shall vis-à-vis each other stand surety for any Affiliate performance and compliance.

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19.9	Publicity & Non-disclosure

19.9.1        Neither of the Parties shall use the name, seal, logo, trade mark, or service mark of the other Party or any of their Affiliates, or any adaptation thereof (including in any advertising, publicity, or other public statements) without prior written consent obtained from the other Party, or its Affiliates, as the case may be, except where required by applicable law or regulation. Notwithstanding the former, i) SSI may require Vaccines to be sold under a legible legend comprising the wording “CAF®09b based Vaccine Manufactured under license from SSI” or similar to be determined by SSI acting in good faith, and ii) the Parties may identify each other and the nature of the cooperation in financial reports prepared for the sole purpose of complying with stock exchange or regulatory requirements, provided that the wording is approved in advance by the Party not issuing the report.

19.9.2        A Party may only release a press release or other public disclosure related to this Agreement if the form and manner of the press release or other public disclosure has been approved by the other Party prior to such release or disclosure, such approval not to be unreasonably withheld, conditioned, or delayed. The issuing Party shall be solely responsible for any breaches of pharmaceutical advertising rules following from publications comprising descriptions or statements regarding the Licensed Adjuvant or Vaccines, without recourse to the other Party.

19.10	Third Party Rights

Nothing in this Agreement shall confer on any Third Party any rights under, or the right to enforce any provision of, this Agreement.

19.11	Law and Venue

The validity, construction, and performance of this Agreement shall be governed by the laws of Denmark. Any claim, dispute, or controversy arising out of or related to this Agreement shall be adjudicated pursuant to the laws of Denmark. The Parties agree to the provisions of Clause 19.12.2 below, providing for the exclusive mechanism for resolution of disputes arising hereunder, except that nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s rights under this Agreement or Confidential Information. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

19.11.1	In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [****] after such notice, appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to promptly resolve such disputed matter within said [****], either Party may refer the matter by written notice to the other Party’s Chief Executive Officer, or his/her designee for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within [****] after such notice, either Party may initiate proceedings in accordance with the provisions of Clause 19.12.2.

The Parties agree to submit to the exclusive jurisdiction of the Maritime and Commercial High Courts in Copenhagen in relation to any dispute arising out of, under, or in connection with this Agreement, or - if said court is not competent in relation to the dispute arisen - the Lyngby City Court as court of first instance.

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19.12	Counterparts

19.12.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

19.12.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email in PDF format shall take effect as delivery of an executed counterpart of this Agreement. If such method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the other with the original of such counterpart as soon as reasonably possible thereafter.

19.12.3	If this Agreement is executed in counterparts, it shall not be effective unless and until each Party has executed and delivered a counterpart to each of the other Party.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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AGREED by the Parties through their duly authorised representatives on the date written at the start of this Agreement.

For and on behalf of Statens Serum Institut:	For and on behalf of Evaxion Biotech A/S:
Date ...........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name ...........................……………….	Full Name ...............................…………
Title ............................………………	Title ...............................…………

Date ...........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name ...........................……………….	Full Name ...............................…………
Title ............................………………	Title ..............................…………

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SCHEDULE 1: LICENSED PATENTS

WO2006/002642 “Compositions and methods for stabilizing lipid-based adjuvant formulations using glycolipids”

Filing date: 05.07.2005

Country	Application / Patent No.		Status
AU	2005259685 (B2)		Granted
BR	BRP10512757 (A)		Pending
CA	2572985 (C)		Granted
CN	200580022926.X	CN1980638 (B)	Granted
EP*	EP2005756461	EP1765289 (B1)	Granted

*Validated in:	AT/BE/CH/CZ/DE/DK/EE/ES/FI/FR/GB/HU/IE/IT/LI/LT/ NL/PL/PT/RO/SE/SI/SK/TR
IN	2/DELNP/2007		Granted
JP	2007519615	JP4987704 (B2)	Granted
KR	1020077002648	KR101275837 (B1)	Granted
US		US7,749,520 (+ PTE: 1119 days)	Granted
US		US8,277,823 (expires 24.09.2025)	Granted
ZA		ZA200701043 (B)	Granted

WO2009/003474 “The use of monomycolyl glycerol (MMG) as an adjuvant”

Filing date: 26.06.2008

Country	Application / Patent No.		Status
AU	AU2008271756		Granted
BR	PI0811796-9		Pending
CA	CA2691840		Granted
CN	CN101790384	200880104594.3	Granted
EP*	EP2167124		Granted
*Validated in: AT/BE/CH/CZ/DE/DK/EE/ES/FI/FR/GB/GR/HR/HU/IE/IT/LT/ LV/NL/PL/PT/RO/SE/SK/SL/TR
HK	HK1143086		Granted
IL	IL203016		Granted
IN	567/DELNP/2010		Granted
JP	JP5689314		Granted
KR	KR20100045449		Granted
RU	RU2479317		Granted
US	US8,563,009		Granted

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SCHEDULE 2: Licensed ADJUVANT & Licensed Know How

Part A – Licensed Adjuvant

Cationic Adjuvant Formulation 09b (Licensed Adjuvant) consisting of [****].

Part B - Application Know How

Formulation Vaccines

SSI has extensive knowledge and formulation expertise for vaccines with the Licensed Adjuvant, as well as clinical and preclinical experience with Licensed Adjuvant based vaccines. [****]

Use of Licensed Adjuvant and vaccines with Licensed Adjuvant

[****]

Part C –Manufacturing Know How

Manufacturing of Licensed Adjuvant

SSI has extensive knowledge and production expertise for the Licensed Adjuvant.

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE 3: PROGRESS REPORT

[****]

SCHEDULE 4: SUMMARY TEMPLATE

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE 5: EXTENDED LICENSE TRIPARTITE CDA

TRIPARTITE CONFIDENTIALITY AGREEMENT

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE 6: CLINICAL TRIAL SUPPLY AGREEMENT

This Clinical Trial Supply Agreement (the “CTSA”) is made and entered into as of the date of last signature of this Agreement (the “Effective Date”) between

(1)	Statens Serum Institut, CVR No. DK 4683 7428, a public institute under the Danish Ministry for Health, whose registered office is at Artillerivej 5, DK-2300 Copenhagen S, Denmark (“SSI”); and
(2)	Evaxion Biotech A/S, CVR No. DK 3176 2863, a company incorporated under the laws of Denmark with its registered office at Bredgade 34E, DK-1260 Copenhagen K, Denmark (“Evaxion”).

SSI and Evaxion may in the following be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)	On the 30th of Novmber, 2020 the Parties have entered into a “CAF®09b Supply, Patent, Know How & Trademark License Agreement” (the “Agreement”);

(B)	Capitalized words used in this CTSA, but headers, shall have the meaning ascribed to them in the Agreement, including ascribed by defined term;

(C)	As per the Agreement SSI has undertaken to supply to Evaxion a certain stock of Licensed Adjuvant manufactured or to be manufactured by an Interim Supplier for Evaxion Vaccine development use; and,

(D)	Evaxion wishes to receive, and SSI undertakes to supply or have supplied, up to an agreed maximum amount of Licensed Adjuvant to cover Evaxion’s [****] program, which supply shall take place on the terms and conditions set out in this CTSA.

NOW THEREFORE, The Parties for good and valuable consideration in the form of the exchange of binding covenants below, do now in good faith agree as follows:

1.	Ordering of Licensed Adjuvant

1.1.	For the purpose of Evaxion carrying out a [****] Program GCP-sponsored by Evaxion or its designate in the Territory, SSI will supply to Evaxion up to [****] of the Licensed Adjuvant [****] to Evaxion under this CTSA.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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1.2.	The Licensed Adjuvant shall be GMP produced, tested and released in accordance with Annex 1 and 13 of Ph Eur GMP guidelines by SSI QA, as a manufacturing intermediate, in sterile capped vials. SSI shall provide Evaxion with a Certificate of Analysis, a Certificate of Compliance and a TSE/BSE statement for the Licensed Adjuvant delivered.

1.3.	Evaxion must place a binding order for delivery of the [****] prior to[****] . No more than [****] order (the “Order”) must be placed, i.e. that [****] of Licensed Adjuvant in excess of the initial Order placed, even if such initial Order[****].

1.4.	The Order will be accommodated by SSI delivering the stock of the Licensed Adjuvant in[****], the first delivery not to exceed [****] of the [****].

1.5.	The first delivery shall take place within [****] of Evaxion having placed the Order and the second delivery comprising the remaining supply to be made to complete the delivery of [****] as per the Order shall be delivered within [****] from the first delivery.

1.6.	Delivery of the [****] shall take place Ex Works SSI, Artillerivej 5, DK-2300 Copenhagen S (Incoterms 2010) in capped vials, each vial containing an Evaxion specified amount of Licensed Adjuvant.

1.7.	For delivery of the Order Evaxion shall compensate SSI for [****].

1.8.	Apart from the compensation of SSI [****] as specified in Clause 1.7 above, Evaxion shall [****] delivered pursuant to this CTSA.

1.9.	Labelling: The vials shall be supplied in sealed boxes labelled with ID, batch number and ‘Use-by Date’ to be updated according to ongoing stability studies at SSI which will continue until the batch is exhausted, but no more than five (5) years post the date of manufacture.

1.10.	The shelf life of the Licensed Adjuvant delivered under this CTSA will be min. 24 months upon delivery. SSI shall provide stability data from the ongoing stability study on the Licensed Adjuvant. If stability data justify extension of the shelf-life, SSI shall provide a QA signed document with extended shelf-life if requested by Evaxion

1.11.	If SSI fails to deliver the full [****] as per this CTSA or the delivered [****] is defective, Evaxion [****].

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.	Evaxion Undertakings

2.1	Upon SSI’s delivery of the Licensed Adjuvant to Evaxion, the responsibility for handling of the Licensed Adjuvant shall pass to and be fully and finally vested in Evaxion. Evaxions represents and warrants that the Licensed Adjuvant will only be released and administered to humans in accordance with all applicable and required clinical trial authorizations having been obtained by Evaxion or its designate.

2.2	Evaxion shall use the Licensed Adjuvant only for the purpose of its Vaccine development program and undertakes to use or destroy the Licensed Adjuvant before expiry of the Licensed Adjuvant shelf life date. Evaxion shall store the Licensed Adjuvant in a controlled environment as described by SSI.

2.3	Evaxion warrants that all Vaccine development activities involving the Licensed Adjuvant, including without limitation any Licensed Adjuvant use and any actions of staff handling Licensed Adjuvant, shall take place in accordance with a trial protocol approved by the competent authorities, all laws, regulations, rules, guidelines and procedures ensuring the rights of trial subjects and all other Third Parties involved in the trials, standards of safety, quality assurance, health care, protection, ethical and professional conduct, hygiene, rights to privacy and informed consent requirements, and other relevant standards, including generally accepted international standards for Good Clinical Practices (GCP).

2.4	With the exclusion of such liability as vested in SSI pursuant to Clause 4.2 below, Evaxion shall bear all liability arising from or related to Vaccine development activities, including without limitation any lack of protocol GCP compliance. Likewise, and with the exclusion of such liability as vested in SSI pursuant to Clause 4.2 below, Evaxion shall bear any and all liability for any use of the Licensed Adjuvant after delivery by SSI as per this CTSA.

2.5	With the exclusion of such liability as vested in SSI pursuant to Clause 4.2 below, SSI shall have no liability or responsibility for losses, damages or claims, including without limitation those arising from or related to the performance of the Vaccine development activities, protocol compliance and use of the Licensed Adjuvant and Evaxion shall hold SSI harmless against all such losses, damages, claims, costs and fees.

2.6	With the exception of the undertaking of SSI pursuant to Clause 1.1, Evaxion acknowledges that the Licensed Adjuvant is provided "as is" and without any representation or warranty, express or implied, of merchantability or fitness for administration together with or by incorporation in a Vaccine. With the exclusion of such liability as vested in SSI pursuant to Clause 4.2 below, Evaxion accepts responsibility for any damages or injuries resulting from its possession, use and administration of Licensed Adjuvant and undertakes to take out all required human clinical trial insurance cover programs required for the conduct to the development activity involving testing of a Vaccine.

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2.7	Prior to initiating Vaccine development activities, Evaxion shall confirm to SSI that an appropriate liability insurance program covering the trial subjects has been obtained under conditions and for a duration that are ordinary and reasonable for similar clinical trials or for the hospital to carry out self-insurance program in accordance with the Rules for the Hospital and the said national/local (Danish) legislation and / or covered by the rules for the hospital patient insurance cover in accordance with said national / local (Danish) legislation.

2.8	Evaxion shall maintain control of Licensed Adjuvant supplied by SSI and shall not, without SSI’s prior written consent, transfer any amount of the Licensed Adjuvant, or any part, portion or derivative thereof, to any Third Party other than to (a) its employees or any Affiliate directly involved in the Vaccine development program, or (c) clinical research organization undertaking through a binding, written contract with Evaxion to perform services for Evaxion within the framework of the Vaccine development program, all of which shall be bound by the confidentiality and restrictions of this CTSA and the Agreement.

2.9	Evaxion shall not reverse engineer or recreate the Licensed Adjuvant. All rights and title to the Licensed Adjuvant shall belong to SSI, which, without limitation to any rights that Evaxion is entitled to pursuant to the Agreement, includes the associated Patent Rights, Know-How and Trademark.

2.10	Nothing in this CTSA shall be interpreted as granting any rights to the Licensed Adjuvant that are not granted as per the Agreement.

2.11	Evaxion will permit SSI to audit compliance with this CTSA. Both Parties will promptly notify each other of any Regulatory Authority inspection, investigation or inquiry concerning the Vaccine development program, if involving the Licensed Adjuvant.

3.	Safety Reporting

3.1	Evaxion assumes, to the exclusion of SSI, all regulatory responsibilities relating to the Vaccine development, including without limitation the handling and processing of i) any serious adverse event reports, ii) expedited reporting of suspected unexpected serious adverse reactions (SUSARs), and iii) recording of Licensed Adjuvant abnormalities identified via laboratory analyses. Evaxion undertakes to send a copy of any Licensed Adjuvant related reports submitted to Regulatory Authorities, incl. Ethics Committees, to SSI by facsimile or e-mail addressed as follows:

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Statens Serum Institut

Clinical and Non-Clinical Development, Vaccine Development

Artillerivej 5

DK-2300 Copenhagen S

Denmark

e-mail: clin.pv@ssi.dk

Fax: +45 3268 8247

3.2	Evaxion agrees to send SAE line-listings on a yearly basis to SSI, until all Licensed Adjuvant supplied under this CTSA has been administered or destroyed and all development activities involving administration of the Licensed Adjuvant closed out. The first yearly SAE listing is expected one year after the first subject’s first visit.

3.3	Evaxion agrees to send an annual safety report to the Regulatory Authorities and Ethics Committees in agreement with national legislation with a contemporaneous copy to SSI throughout the clinical trial, and to send to SSI a copy of the final clinical trial report without undue delay after close-out. The report may only be used by SSI to validate use of the Licensed Adjuvant as an adjuvant and shall be considered Confidential Information vested in Evaxion.

3.4	Evaxion agrees to notify SSI of any safety concerns and safety information affecting the use of Licensed Adjuvant no later than two (2) business days after it has come to the awareness of Evaxion. Evaxion agrees to share all Vaccine safety data that may related to the Licensed Adjuvant with SSI comprising such information which otherwise will be included in an Investigator’s Brochure, provided however that Evaxion may provide a redacted copy without including proprietary information relating to the Pioneer Platform. The purpose of this Clause 3 is to ascertain that SSI can comply with its global safety reporting obligations related to the use of Licensed Adjuvant, including, without limitation, to ascertain whether a given reaction may be caused by the antigene interacting with the Licensed Adjuvant.

4.	Indemnification and Insurance

4.1	Evaxion shall, vis-à-vis SSI, retain all GCP-sponsor indemnification and insurance obligations related to the development of the Vaccine.

4.2	SSI shall have no liability or responsibility for any losses, damages, claims, costs and fees (collectively “Losses”) arising from or related to the performance of Vaccine development activities, and Evaxion shall hold SSI harmless against all such Losses, except to the extent that a Loss (i) comprises personal injury (including death) resulting from SSI’s negligent acts or omissions or breach of statutory duties or (ii), without limitation to (i), is suffered because the Licensed Adjuvant supplied under this CTSA is defective/non-compliant (e.g. not manufactured in compliance with applicable law or not complying to the specifications applicable for the manufacture). SSI shall be liable for Losses suffered as per (i) and/or (ii), and shall hold Evaxion harmless against all such Losses. For the avoidance of doubt, this CTSA shall not limit SSI’s liability as set out in Clause 16 of the Agreement.

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4.3	The limitation of liability set out in Clause 16 of the Agreement shall also apply to and limit any liability of any Party under this CTSA.

5.	Assignment & Dispute Resolution

5.1	This CTSA may only be assigned to the extent authorized by the Agreement.

5.2	The dispute resolution provisions of the Agreement shall apply equally to this CTSA.

6.	Term & Termination

6.1	This CTSA shall become effective as of the date of the last signature below and shall terminate upon SSI having delivered the ]*] as per this CTSA and the Agreement.

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IN WITNESS WHEREOF, The Parties have caused this Agreement to be accepted and executed by their duly authorized representatives as of the date first written above.

For and on behalf of Statens Serum Institut:	For and on behalf of Evaxion Biotech A/S:
Date ...........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name ...........................……………….	Full Name ...............................…………
Title ............................………………	Title ...............................…………

Date ...........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name ...........................……………….	Full Name ...............................…………
Title ............................………………	Title ..............................…………